Exhibit 3.1

ARTICLES OF
ASSOCIATION
of
Weatherford International Ltd.
in Zug

SECTION 1 NAME, PLACE OF INCORPORATION,
                      PURPOSE AND DURATION OF THE
                      COMPANY
Article 1 Name, Place of Incorporation
Under the name Weatherford International Ltd. (the Company) there exists a corporation with its place of incorporation in Zug, Canton of Zug, Switzerland.
Unless otherwise defined in these Articles of Association, capitalized terms shall have the meaning ascribed to such terms in Article 35 hereof.
Article 2 Purpose
1.	The purpose of the Company is to acquire, hold, administer and transfer participations in entities in Switzerland and abroad, either directly or indirectly, in particular in entities which are active in the field of services providing with respect to the acquisition and production of natural energy and of the financing of such activities.
2.	The Company may establish branch offices and subsidiaries in Switzerland and abroad.
STATUTEN
der
Weatherford International Ltd.
in Zug

ABSCHNITT 1 FIRMA, SITZ, DAUER UND ZWECK
                           DER GESELLSCHAFT

Artikel 1 Firma, Sitz
Unter der Firma Weatherford International Ltd. (die Gesellschaft) besteht eine Aktiengesellschaft mit Sitz in Zug, Kanton Zug, Schweiz.
Sofern in diesen Statuten nichts anderes bestimmt wird, haben definierte Begriffe die in Artikel 35 festgelegte Bedeutung.
Artikel 2 Zweck
1.	Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Veräusserung von direkten oder indirekten Beteiligungen an Unternehmen im In- und Ausland, die im Bereich der Erbringung von Dienstleistungen zum Erwerb und zur Produktion von natürlichen Energiequellen und der Finanzierung dieser Aktivitäten tätig sind.
2.	Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- un Ausland errichten.

3.	The Company may acquire, administer and transfer patents, trademarks and technical and industrial know-how as well as real estate assets. The Company may engage in any commercial, financial or other activities which are directly or indirectly related to the purpose of the Company.

4.	The Company may also participate in the financing, including by means of the providing of guarantees and sureties of any kind, of other entities of the group to which the Company belongs in the general interest of such group.

5.	The Company may generally engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related thereto.
Article 3 Duration
The duration of the Company is unlimited.
SECTION 2 SHARE CAPITAL
Article 4 Share Capital
The share capital of the Company is CHF 873,708,098.92 and is divided into 753,196,637 fully paid-in registered shares. Each registered share has a par value of CHF 1.16 (each such registered share hereinafter a Share and collectively the Shares).
Article 5 Authorized Share Capital
1.	The Board of Directors is authorized to increase the share capital, at anytime until 25 February 2011, by a maximum amount of CHF 394,523,318.44 by issuing a maxi-
3.	Die Gesellschaft kann Patente, Handelsmarken, technische und industrielle Kenntnisse sowie Grundstücke erwerben, verwalten und übertragen. Die Gesellschaft kann alle finanziellen, kommerziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt in Zusammenhang stehen.
4.	Die Gesellschaft kann im Übrigen im Rahmen des allgemeinen Gruppeninteresses an Finanzierungen von mittelbaren und unmittelbaren Tochtergesellschaften teilnehmen, namentlich Garantien und Bürgschaften jeglicher Art eingehen, solange dies im Interesse der Gruppe liegt.
5.	Die Gesellschaft kann grundsätzlich alle Tätigkeiten ausüben und Massnahmen ergreifen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.
Artikel 3 Dauer
Die Dauer der Gesellschaft ist unbeschränkt.
ABSCHNITT 2 AKTIENKAPITAL
Artikel 4 Aktienkapital
Das Aktienkapital der Gesellschaft beträgt CHF 873’708’098.92 und ist eingeteilt in 753’196’637 voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF 1.16 (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien).

Artikel 5 Genehmigtes Kapital
1.	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 25. Februar 2011 im Maximalbetrag von CHF 394’523’318.44 durch Ausgabe von höchstens 340’106’309 mum of 340,106,309 fully paid-in Shares with a par value of CHF 1.16 each.
2.	The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preferential subscription rights and the allotment of preferential subscription rights that have not been exercised. The Board of Directors may allow the preferential subscription rights that have not been exercised to expire, or it may place such rights or Shares, the preferential subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.
3.	The Board of Directors is authorized to withdraw or limit the preferential subscription rights of the shareholders, and to allot them to third parties, for cause, which shall include the following:
(a)	if the issue price of the new Shares is determined by reference to the market price; or
(b)	for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or
(c)	for purposes of broadening the shareholder constituency of the Company in certain financial or investor vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 1.16 zu erhöhen.
2.	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

3.	Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus nachfolgenden wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen:
(a)	wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder
(b)	für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder
(c)	zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or
(d)	for purposes of granting an over-allotment option (including options with respect to any security convertible into Shares, such as convertible debt securities or otherwise) (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)	for the participation in a benefit or other plan by members of the Board of Directors, members of the executive management, employees, contractors, consultants or other Persons performing services for the benefit of the Company or any of its subsidiaries; or
(f)	if the Shares to be issued will be issued for any consideration (including debt, equity or assets of another company) other than for cash consideration.
4.	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9.
Article 6 Conditional Share Capital
1.	The share capital may be increased
Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder
(d)	für die Einräumung einer Mehrzuteilungsoption (einschliesslich Optionen im Hinblick auf Wertpapiere, die in Aktien umwandelbar sind, wie etwa wandelbare Schuldverschreibungen oder andere) (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder
(e)	für die Teilnahme an einem Beteiligungs- oder anderem Plan von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen; oder
(f)	wenn die Aktien anders als in bar (d.h. durch Einlage von Fremdkapital, Eigenkapital oder Sacheinlage von Vermögensteilen eines anderen Unternehmens) liberiert werden.
4.	Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9.
Artikel 6 Bedingtes Aktienkapital
1. Das Aktienkapital kann durch

through the issuance of up to 364,434,315 fully paid up Shares with a par value of CHF 1.16 per Share in an amount not to exceed CHF 422,743,805.40 through:
(a)	the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the Rights) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one or more of its group companies, or any of their respective predecessors (hereinafter collectively, the Rights-Bearing Obligations); and/or

(b)	the issuance of Shares (including shares of restricted stock) or Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other Persons providing services to the Company or its subsidiaries.
2.	The preferential subscription rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of
Ausgabe von höchstens 364’434’315 voll zu liberierenden Aktien im Nennwert von je CHF 1.16 um höchstens CHF 422’743’805.40 aus folgenden Gründen erhöht werden:
(a)	die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die Rechte), die Dritten oder Aktionären in Verbindung mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits ausgegebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder in Verbindung mit neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft oder anderen Gesellschaften der Gruppe respektive deren Rechtsvorgängern (nachfolgend zusammen die mit Rechten verbundenen Obligationen) erteilt wurden; und/oder durch
(b)	die Ausgabe von Aktien (einschliesslich vinkulierter Aktien) oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen.
2.	Die Bezugsrechte und die Vorwegzeichnungsrechte der Aktionäre sind ausgeschlossen, im Zusammenhang mit der Ausgabe von any Shares, Rights or Rights-Bearing Obligations pursuant to Article 6 para 1(a) and (b).
3.	The new Shares acquired through the exercise of Rights-Bearing Obligations shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9.
Article 7 Share Register, Exercise of Rights, Restriction on
               Registration, Nominees, Transfer Restrictions

1.	The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the Shares as well as the nominees. A Person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

2.	An acquirer of Shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer expressly declares to have acquired the Shares in its own name and for its own account, save that the Board of Directors may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record in the share register of the Company. Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.
Aktien, Rechten oder mit Rechten verbundenen Obligationen gemäss Artikel 6 Absatz 1(a) und (b).
3.	Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 7 und 9.
Artikel 7 Aktienbuch, Rechtsausübung,
                Eintragungsbeschränk ungen, Nominees,
                Vinkulierung
1.	Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.
2.	Ein Erwerber von Aktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber ausdrücklich erklärt, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Aktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Die an den Aktien wirtschaftlich Berechtigten, welche die Aktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.

3.	After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.
Article 8 Share Certificates
1.	A shareholder may at any time request an attestation of the number of Shares held by it. The shareholder is not entitled, however, to request that certificates representing the Shares be printed and delivered.

2.	The Company may at any time print and deliver certificates for the Shares, and may, with the consent of the shareholder, cancel issued certificates that are delivered to it without replacement.
3.	Uncertificated Shares and the appurtenant rights associated therewith may be transferred only by written assignment. For the assignment to be valid against the Company, notification to the Company shall be required. If uncertificated Shares are administered by a transfer agent, trust company, bank or similar entity (the Transfer Agent), such Shares and the appurtenant rights associated therewith may be transferred only with the cooperation of the Transfer Agent or such other Person or Persons as determined by the Board of Directors.

4.	If uncertificated Shares are pledged

3.	Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht rückwirkend auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

Artikel 8 Aktienzertifikate
1.	Ein Aktionär kann von der Gesellschaft jederzeit eine Bescheinigung über die von ihm gehaltenen Aktien verlangen. Der Aktionär hat jedoch keinen Anspruch, den Druck und die Auslieferung von Aktienzertifikaten zu verlangen.
2.	Die Gesellschaft kann jederzeit Zertifikate für Aktien drucken und ausliefern und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.
3.	Aktien, für die keine Aktientitel ausgegeben wurden, und die damit verbundenen Rechte können nur durch Zession übertragen werden. Eine solche Zession bedarf der Anzeige an die Gesellschaft, um ihr gegenüber Wirkungen zu entfalten. Werden Aktien, für die keine Aktientitel ausgegeben wurden, im Auftrag des Aktionärs von einem Transfer Agenten, einer Trust Gesellschaft, Bank oder ähnlicher Gesellschaft verwaltet (der Transfer Agent), so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agenten oder einer anderen derartigen Person oder einer durch den Verwaltungsrat gewählten Personen, übertragen werden.
4.	Werden Aktien, für die keine

in favor of any Person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective.
5.	If the Company decides to print and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

6.	The Company may in any event issue share certificates representing more than one Share.
7.	The Board of Directors or any officer of the Company to whom the Board of Directors has delegated authority may authorize any Transfer Agent to issue, and any registrar of the Company to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock in place of a certificate or certificates theretofore issued by the Company, alleged to have been lost or destroyed, upon receipt by the Transfer Agent of evidence of such loss or destruction, which may be the affidavit of the applicant; a bond indemnifying the Company and any Transfer Agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate, of such kind and in such amount as the Board of Directors shall have authorized the Transfer Agent to accept generally or as the Board of Directors or an authorized officer shall approve in particular cases; and any other documents or instruments that the Board of Directors or an authorized officer may require from time to time to protect adequately the interest of the Company.
Aktientitel ausgegeben wurden, zugunsten von jemand anderem als dem Transfer Agenten verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agenten erforderlich.
5.	Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate zu drucken und auszugeben, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.
6.	Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.
7.	Der Verwaltungsrat oder jedes Mitglied der Geschäftsführung, dem der Verwaltungsrat die Kompetenz dazu eigeräumt hat, darf jeden Transfer Agenten und jeden Registerführer des Unternehmens ermächtigen, jederzeit ein neues Aktienzertifikat oder ein bereits ausgebenes Aktienzertifikat, dessen Verlust oder Zerstörung behauptet wird, auszugeben bzw. zu registrieren, wenn ein Beweis für den Verlust oder die Zerstörung vorliegt, wobei der Beweis für Verlust oder Zerstörung in Form einer beglaubigten Erklärung des Antragstellers erbracht werden kann, wenn eine Sicherheit für mögliche Klagen aufgrund der verlorenen oder zerstörten Zertifikate oder der Ausgabe neuer Zertifikate gestellt wird, wobei Art und Betrag der Sicherheit den Weisungen und der Ermächtigung des Verwaltungsrats entsprechen müssen, und wenn alle anderen Dokumente oder Instrumente vorliegen, die der Verwaltungsrat oder ein ermächtigtes Mitglied der Geschäftsführung zu gegebener Zeit benötigt, um die Interessen des Unternehmens adäquat zu schützen.

Article 9 Exercise of Rights
1.	The Company shall only accept one representative per Share.
2.	Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of Shares or nominee only to the extent that such Person is recorded in the share register with the right to exercise his voting rights.
SECTION 3 CORPORATE BODIES
A.	General Meeting of Shareholders
Article 10 Authority
The General Meeting of Shareholders is the supreme corporate body of the Company.
Article 11 Annual General Meeting
The Annual General Meeting shall be held each year within six months after the close of the fiscal year of the Company. The Annual Report and the Auditor’s Report shall be made available for inspection by the shareholders at the registered office of the Company no later than twenty calendar days prior to the Annual General Meeting. Each shareholder is entitled to request prompt delivery of a copy of the Annual Report and the Auditor’s Report free of charge. Shareholders of record will be notified of the availability of the Annual Report and the Auditor’s Report in writing.

Article 12 Extraordinary General Meetings
1.	Extraordinary General Meetings shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by
Artikel 9 Rechtsausübung
1.	Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.
2.	Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser der Aktien oder Nominee jeweils nur im Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.
ABSCHNITT 3 GESELLSCHAFTS-ORGANE
A. Generalversammlung
Artikel 10 Zuständigkeit
Die Generalversammlung ist das oberste Organ der Gesellschaft.
Artikel 11 Ordentliche Generalversammlung
Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Spätestens zwanzig Kalendertage vor der Versammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschaftssitz zur Einsicht vorzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung des Geschäftsberichts und des Revisionsberichts ohne Kostenfolge zugesandt wird. Die im Aktienbuch eingetragenen Aktionäre werden über die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts durch schriftliche Mitteilung unterrichtet.
Artikel 12 Ausserordentliche Generalversammlung
1.	Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fällen statt, insbesondere, wenn der the Board of Directors or if so requested by the Auditor.
2.	An Extraordinary General Meeting shall further be convened by the Board of Directors upon resolution of a General Meeting of Shareholders or if so requested by one or more shareholders who, in the aggregate, represent at least one-tenth of the share capital recorded in the share register of the Company and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission (SEC).

Article 13 Notice of Shareholders’ Meeting
1.	Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, no later than 20 calendar days prior to the date of the General Meeting of Shareholders.

2.	Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 33. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication is not to be included for purposes of
Verwaltungsrat es für notwendig oder angezeigt erachtet oder die Revisionsstelle dies verlangt.
2.	Ausserdem muss der Verwaltungsrat eine ausserordentliche Generalversammlung einberufen, wenn es eine Generalversammlung so beschliesst oder wenn ein oder mehrere Aktionäre, welche zusammen mindestens ein Zehntel des im Aktienbuch der Gesellschaft eingetragenen Aktienkapitals vertreten, dies verlangen, unter der Voraussetzung, dass folgende Angabe gemacht werden: (a)(1) die Verhandlungsgegenstände, schriftlich unterzeichnet von dem/den antragstellenden Aktionär(en), (2) die Anträge sowie (3) der Nachweis der erforderlichen Anzahl der im Aktienbuch eingetragenen Aktien; und (b) die weiteren Informationen, die von der Gesellschaft nach den Regeln der U.S. Securities and Exchange Commission (SEC) in einem sog. Proxy Statement aufge-nommen und veröffentlicht werden müssen.
Artikel 13 Einberufung
1.	Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Kalendertage vor dem Tag der Generalversammlung einberufen.
2.	Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 33. Für die Einhaltung der Einberufungsfrist ist der Tag der Veröffentlichung der Einberufung im Publikationsorgan massgeblich, wobei der Tag der Veröffentlichung nicht mitzuzählen ist. Die im Aktienbuch eingetragenen Aktionäre sollen zudem auf dem ordentlichen Postweg oder auf anderem durch den computing the notice period. Shareholders of record shall in addition be informed of the General Meeting of Shareholders by ordinary mail or such other means as determined by the Board of Directors, which additional notification may contain such information as determined by the Board of Directors.
3.	The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and, subject to Articles 12 and 14, the share-holder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.
Article 14 Agenda
1.	Any shareholder satisfying the requirements of article 699 of the Swiss Code of Obligations (CO) may request that an item be included on the agenda of a General Meeting of Shareholders. An inclusion of an item on the agenda must be requested in writing at least 60 and no more than 90 calendar days prior to the scheduled and announced date of the next General Meeting of Shareholders and shall specify the relevant agenda items and proposals, together with evidence of the required shareholdings recorded in the share register.
2.	No resolution may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene an Extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a CO are not subject to the due notice requirement set forth herein.
Verwaltungsrat festlegtem Weg über die Generalversammlung informiert werden. Die zusätzliche Benachrichtigung enhält Informationen, die vom Verwaltungsrat bestimmt wurden.
3.	Die Einberufung muss die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, gemäss Artikeln 12 und 14, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschäften die Namen des oder der zur Wahl vorgeschlagenen Kandidaten enthalten.
Artikel 14 Traktandierung
1.	Jeder Aktionär, der die Voraussetzungen von Art. 699 des Schweizerischen Obligationenrechts (OR) erfüllt, kann die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Traktandierungsbegehren muss mindestens 60 und nicht später als 90 Kalendertage vor dem Datum der Generalversammlung, schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge sowie unter Nachweis der erforderlichen Anzahl im Aktienbuch eingetragenen Aktien eingereicht werden.
2.	Zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse gefasst werden. Hiervon ausgenommen sind jedoch der Beschluss über den in einer Generalversammlung gestellten Antrag auf (i) Einberufung einer ausserordentlichen Generalversammlung sowie (ii) Durchführung einer Sonderprüfung gemäss Artikel 697a OR.

3.	No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.
Article 15 Acting Chair, Minutes, Vote Counters

1.	At the General Meeting of Shareholders, the Chairman of the Board of Directors or, in his absence, the Vice-Chairman or any other person designated by the Board of Directors shall take the chair.
2.	The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes of the General Meeting of Shareholders shall be signed by the acting chair and the secretary.
3.	The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.
Article 16 Right to Participation and Representation
Each shareholder recorded in the share register as of the record date for the meeting is entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by proxies who need not be shareholders. The Board of Directors shall issue the particulars of the right to representation and participation at the General Meeting of
3.	Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.
Artikel 15 Vorsitz derGeneralver-sammlung, Protokoll,
                   Stimmenzähler
1.	An der Generalversammlung führt der Präsident des Verwaltungsrates oder, bei dessen Verhinderung, der Vizepräsident oder eine andere vom Verwaltungsrat bezeichnete Person den Vorsitz.
2.	Der Vorsitzende der Generalversammlung bestimmt den Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.

3.	Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.
Artikel 16 Recht auf Teilnahme, Vertretung der Aktionäre
Jeder im Aktienbuch eingetragene Aktionär ist ab dem Datum der Eintragung berechtigt, an der Generalversammlung und deren Beschlüssen teilzunehmen. Ein Aktionär kann sich an der Generalversammlung vertreten lassen, wobei der Vertreter nicht Aktionär sein muss. Der Verwaltungsrat regelt die Einzelheiten über die Vertretung und Teilnahme an der

Shareholders in procedural rules.
Article 17 Voting Rights
Each Share shall convey the right to one vote. The right to vote is subject to the conditions of Articles 7 and 9.
Article 18 Resolutions and Elections
1.	Unless otherwise required by law or these Articles of Association, the General Meeting of Shareholders shall take resolutions and decide elections upon a relative majority of the votes cast at the General Meeting of Shareholders (whereby abstentions, broker nonvotes, blank or invalid ballots and withdrawals shall be disregarded for purposes of establishing the majority).

2.	Where the number of persons validly proposed for election as a member of the Board of Directors is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as members of the Board of Directors. Votes against any candidate, abstentions, broker nonvotes, blank or invalid ballots and withdrawals shall have no impact on the election of members of the Board of Directors.

3.	For the removal of a serving member of the Board of Directors, the voting requirement set forth in Article 20 para. 1(k) and the presence quorum set forth in Article 21 para. 1(a) shall apply.
4.	Unless otherwise required by law, resolutions and elections at General Meeting of Shareholders shall be
Generalversammlung in Verfahrensvorschriften.
Artikel 17 Stimmrecht
Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 7 und 9.
Artikel 18 Beschlüsse und Wahlen
1.	Die Generalversammlung fasst Beschlüsse und entscheidet Wahlen, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, mit der relativen Mehrheit der abgegebenen Aktienstimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).
2.	Die Generalversammlung entscheidet über die Wahl von Mitgliedern des Verwaltungsrates nach dem proportionalen Wahlverfahren, wonach diejenige Person, welche die grösste Zahl der abgegebenen Aktienstimmen für einen Verwaltungsratssitz erhält, als für den betreffenden Verwaltungsratssitz gewählt gilt. Aktienstimmen gegen einen Kandidaten, Stimmenthaltungen, sog. Broker Nonvotes, ungültige oder leere Stimmen und Rücknahmen haben für die Zwecke keine Auswirkungen auf die Wahl von Mitgliedern des Verwaltungsrates.
3.	Für die Abwahl von amtierenden Mitgliedern des Verwaltungsrates gilt das Mehrheitserfordernis gemäss Artikel 20 Abs. 1(k) sowie das Präsenzquorum von Artikel 21 Abs. 1(a).
4.	Unter Vorbehalt anderer gesetzlicher Vorschriften werden Beschlüsse und Wahlen an der Generalversammlung decided by a written ballot. The acting chair may also hold resolutions and elections by use of an electronic voting system, which shall be considered equal to resolutions and elections taken by way of a written ballot.
Article 19 Powers of the General Meeting of Shareholders
1.	The following powers shall be vested exclusively in the General Meeting of Shareholders:
(a)	The adoption and amendment of these Articles of Association;

(b)	the election of the members of the Board of Directors and the Auditor;

(c)	the approval of the Annual Report and the Consolidated Financial Statements;

(d)	the approval of the Annual Statutory Financial Statements of the Company and the resolution on the allocation of profit shown on the Annual Statutory Balance Sheet, in particular the determination of any dividend;

(e)	the discharge from liability of the members of the Board of Directors; and

(f)	the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to article 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.
durch schriftliche Abstimmung getroffen. Der Vorsitzende kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen, wobei dieses schriftlichen Abstimmungen und Wahlen gleichgestellt ist.
Artikel 19 Befugnisse der Generalver-sammlung
1.	Der Generalversammlung sind folgende Geschäfte vorbehalten:

(a)	Die Festsetzung und Änderung dieser Statuten;

(b)	die Wahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;

(c)	die Genehmigung des Jahresberichtes und der Konzernrechnung;

(d)	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;

(e)	die Entlastung der Mitglieder des Verwaltungsrates;

(f)	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt warden.

Article 20 Special Vote
1.	The approval of at least two-thirds of the votes and the absolute majority of the par value of Shares, each as represented at a General Meeting of Shareholders, shall be required for resolutions with respect to:

(a)	The amendment or modification of the purpose of the Company as described in Article 2;

(b)	the creation and the cancellation of shares with privileged voting rights;

(c)	the restriction on the transferability of Shares and the cancellation of such restriction;

(d)	the restriction on the exercise of the right to vote and the cancellation of such restriction;

(e)	an authorized or conditional increase in share capital;

(f)	an increase in share capital through (i) the conversion of capital surplus, (ii) contribution in kind or for purposes of an acquisition of assets, or (iii) the granting of special privileges;

(g)	the limitation on or withdrawal of preferential subscription rights and advance subscription rights;

(h)	the relocation of the place of incorporation of the Company;

(i)	the conversion of Shares into bearer shares and vice versa;
Artikel 20 Besonderes Quorum
1.	Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der an der Generalversammlung vertretenen Stimmen und die absolute Mehrheit der an der Generalversammlung vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

(a)	Die Ergänzung oder Änderung des Gesellschaftszweckes gemäss Artikel 2;

(b)	die Einführung und Abschaffung von Stimmrechtsaktien;

(c)	die Beschränkung der Übertragbarkeit der Aktien und die Aufhebung einer solche Beschränkung;

(d)	die Beschränkung der Ausübung des Stimmrechts und die Aufhebung einer solchen Beschränkung;

(e)	eine genehmigte oder bedingte Kapitalerhöhung;

(f)	die Kapitalerhöhung (i) aus Eigenkapital, (ii) gegen Sacheinlage oder zwecks Sachübernahme oder (iii) die Gewährung von besonderen Vorteilen;

(g)	die Einschränkung oder Aufhebung von Bezugsrechten und Vorwegzeichnungsrechten;

(h)	die Verlegung des Sitzes der Gesellschaft;

(i)	die Umwandlung von Namen- in Inhaberaktien und umgekehrt;

(j)	the dissolution of the Company; and

(k)	a resolution with respect to the removal of a serving member of the Board of Directors.
Article 21 Presence Quorum
1.	The matters set forth in para 1(a) and 1(b) below require that a quorum of shareholders of record holding in person or by proxy at least two-thirds of the share capital recorded in the share register of the Company are present at the time when the General Meeting of Shareholders proceeds to business:

(a)	The adoption of a resolution with respect to the removal of a serving Director; and

(b)	The adoption of a resolution to amend, vary, suspend the operation of, disapply or cancel this Article 21 or Articles 18, 20, 22, 23 or 24.
2.	The adoption of any other resolution or election requires that at least a one-third of all the Shares entitled to vote be represented at the time when the General Meeting of Shareholders proceeds to business.
B. Board of Directors
Article 22 Number of Directors
1.	The Board of Directors shall consist of no less than three and no more than 18 members.
(j)	die Auflösung der Gesellschaft; und

(k)	die Beschlussfassung über die Abwahl eines amtierenden Verwaltungsratsmitglieds.
Artikel 21 Präsenzquorum
1.	Die nachfolgend in Absatz 1(a) und 1(b) aufgeführten Angelegenheiten erfordern zum Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären oder deren Vertretern, welche mindestens zwei Drittel des im Aktienbuch der Gesellschaft eingetragenen Aktienkapitals vertreten, damit die Generalversammlung beschlussfähig ist:

(a)	Die Beschlussfassung über die Abwahl eines amtierenden Verwaltungsratsmitglieds; und

(b)	die Beschlussfassung, diesen Artikel 21 oder Artikel 18, 20, 22, 23 oder 24 zu ergänzen, zu ändern, nicht anzuwenden oder ausser Kraft zu setzen.

2.	Jede andere Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit voraus, dass zum Zeitpunkt der Konstituierung der Generalversammlung zumindest ein Drittel aller stimmberechtigten Aktien anwesend ist.
B. Verwaltungsrat
Artikel 22 Anzahl der Verwaltungsräte
1.	Der Verwaltungsrat besteht aus mindestens drei und höchstens 18 Mitgliedern.

Article 23 Term of Office
1.	The Directors shall be elected at the Annual General Meeting of Shareholders or at any General Meeting of Shareholders called for the purpose of electing Directors. Directors shall hold office for such term as the shareholders may determine or, in the absence of such determination, until the next Annual General Meeting of Shareholders or until their successors are elected or their office is otherwise vacated.

2.	If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Article 24 Organization of the Board of Directors,
                  Remuneration
1.	The Board of Directors shall elect from among its members a Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary, who need not be a member of the Board of Directors. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in organizational regulations.

2.	The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interest of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be determined by the Board of Directors upon recommendation by a committee of the Board of Directors. Members of the Board of Directors may also participate in the Company’s benefit and other plans.
Artikel 23 Amtsdauer
1.	Der Verwaltungsrat wird von der jährlich stattfindenden Generalversammlung oder einer zu diesem Zweck einberufenen Generalversammlung gewählt. Die Amtsdauer wird von der Generalversammlung bestimmt, bzw. läuft, falls nichts festgelegt wird, bis zur nächsten jährlichen Generalversammlung oder bis Nachfolger gewählt werden oder der Verwaltungsrat aus einem anderen Grunde von seinem Amt befreit wird.

2.	Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.

Artikel 24 Organisation des Verwaltungs-rates,
                   Entschädigung
1.	Der Verwaltungsrat wählt aus seiner Mitte einen Vorsitzenden. Er kann einen oder mehrere Vizepräsidenten wählen. Er bestellt weiter einen Sekretär, welcher nicht Mitglied des Verwaltungsrates sein muss. Der Verwaltungsrat regelt unter Vorbehalt der Bestimmungen des Gesetzes und dieser Statuten die Einzelheiten seiner Organisation in einem Organisationsreglement.

2.	Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, die der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt. Der Verwaltungsrat kann auch an Beteiligungs- und anderen Plänen der Gesellschaft teilnehmen.

3.	The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former members of the Board of Directors and officers, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Director or officer of the Company, or while serving as a member of the Board of Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or officer.

4.	Without limiting the foregoing paragraph 3 of this Article 24, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and officers. The Company may however recover such ad-
3.	Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

4.	Ohne den vorangehenden Absatz 3 dieses Artikels 24 einzuschränken, bevorschusst die Gesellschaft Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, vanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a Director or officer.
5.	The rights to indemnification and advancement of expenses conferred in this Article 24 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute or regulation, these Articles of Association, any agreement, vote of the shareholders or otherwise.
Article 25 Specific Powers of the Board of Directors
1.	The Board of Directors has the non-delegable and inalienable duties as specified in article 716a CO, in particular:

(a)	the ultimate direction of the business of the Company and the issuance of the required directives;

(b)	the determination of the organization of the Company;

(c)	the administration of the accounting system and of the financial controls, as well as the financial planning to the extent necessary to manage the Company;

(d)	the appointment and removal of the persons responsible for the management and representation of the Company;

(e)	the ultimate supervision of the persons entrusted with management duties, in particular with regard to compliance with law, these Articles of Association, regulations and directives;
wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.
5.	Der Anspruch auf Ersatz und Bevorschussung von Kosten gemäss diesem Artikel 24 besteht oder entsteht ungeachtet anderer Ansprüche, kraft Gesetz, Statuten, Vereinbarung, Beschluss der Aktionäre oder aus anderem Grund wird durch diese Bestimmung nicht berührt.
Artikel 25 Befugnisse des Verwaltungs-rates
1.	Der Verwaltungsrat hat die in Artikel 716a OR statuierten unübertragbaren und unentziehbaren Aufgaben, insbesondere:

(a)	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;

(b)	die Festlegung der Organisation;

(c)	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;

(d)	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung ihrer Zeichungsberechtigung

(e)	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

(f)	the preparation of the annual business report and the General Meeting of Shareholders and to carry out the resolutions adopted by the General Meeting of Shareholders; and

(g)	the notification of the court in case of insolvency.

2.	In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

3.	The Board of Directors may submit benefit or incentive plans of the Company to the General Meeting of Shareholders for approval.
Article 26 Delegation of Powers
1.	Subject to Article 25 para. 1 and the applicable provisions of the CO, the Board of Directors may delegate the management of the Company in whole or in part to individual Directors, one or more committees of the Board of Directors or to Persons other than Directors pursuant to organizational regulations.
Article 27 Meeting of the Board of Directors
1.	Except as otherwise set forth in organizational regulations of the Board of Directors, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be the greater of two Directors, and not less than one-third of the total number of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.
(f)	die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse; und

(g)	die Benachrichtigung des Richters im Falle der Überschuldung.

2.	Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind.

3.	Der Verwaltungsrat kann Beteiligungspläne der Gesellschaft der Generalversammlung zur Genehmigung vorlegen.
Artikel 26 Übertragung von Befugnissen
1.	Der Verwaltungsrat kann unter Vorbehalt von Artikel 25 Abs. 1 sowie der Vorschriften des OR die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder teilweise an eines oder mehrere seiner Mitglieder, an einen oder mehrere Ausschüsse des Verwaltungsrates oder an Dritte übertragen.
Artikel 27 Sitzungen des Verwaltungsrats
1.	Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, sind zur gültigen Beschlussfassung über Geschäfte des Verwaltungsrates wenigstens zwei Verwaltungsräte nötig und nicht weniger als ein Drittel aller Mitglieder des Verwaltungsrates. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen.

2.	The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of para. 1 of this Article 27 is satisfied.

3.	Resolutions of the Board of Directors may be passed without a meeting by way of written consent by a majority of the Directors, provided that no Director requests oral deliberations. A resolution in writing (in one or more counterparts) signed by the Directors that voted for such resolution (including signed copies sent by facsimile or email) shall be valid and effectual as if it had been passed at a meeting of the Board of Directors, duly convened and held.

Article 28 Signature Power
1.	The due and valid representation of the Company by members of the Board of Directors and other Persons shall be set forth in organizational regulations.
C. Auditor
Article 29 Term, Powers and Duties

1.	The Board of Directors shall propose the nomination of the Auditor of the Company for election by the General Meeting of Shareholders. The Auditor shall have the powers and duties vested in it by law.

2.	The term of office of the Auditor shall be one year, commencing on the day of election at an Annual General Meeting of Shareholders and terminating on the day of the next Annual General Meeting of Shareholders.
2.	Der Verwaltungsrat fasst seine Beschlüsse mit einer Mehrheit der von den anwesenden Verwaltungsräten abgegebenen Stimmen, vorausgesetzt, das Präsenzquorum von Absatz 1 dieses Artikels 27 ist erfüllt.

3.	Beschlüsse des Verwaltungsrates können auf schriftlichem Wege von der Mehrheit der Mitglieder getroffen werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Ein schriftlicher Beschluss (in einer oder mehreren Ausfertigungen), der von den Verwaltungsräten unterzeichnet ist, die für einen solchen Beschluss gestimmt haben (einschliesslich unterschriebenen Kopien per Telefax oder E-Mail gesendet) hat die gleiche Gültigkeit wie die an einer Sitzung gefassten Beschlüsse.
Artikel 28 Zeichnungs-berechtigung
1.	Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.
C. Revisionsstelle
Artikel 29 Amtsdauer, Befugnisse und Pflichten
1.	Die Revisionsstelle wird von der Generalversammlung gewählt und es obliegen ihr die vom Gesetz zugewiesenen Befugnisse und Pflichten.

2.	Die Amtsdauer der Revisionsstelle beträgt ein Jahr, beginnend am Tage der Wahl an einer ordentlichen Generalversammlung und endend am Tage der nächsten ordentlichen Generalversammlung.

SECTION 4 Annual Statutory Financial Statements,
                      Consolidated Financial Statements and Profit
                      Allocation
Article 30 Fiscal Year
The Board of Directors determines the fiscal year.
Article 31 Allocation of Profit Shown on the Annual
                  Statutory Balance Sheet, Reserves
1.	The profit shown on the Annual Statutory Balance Sheet shall be allocated by the General Meeting of Shareholders in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2.	Further reserves may be taken in addition to the reserves required by law.

3.	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.
SECTION 5 Winding-up and Liquidation
Article 32 Winding-up and Liquidation
1.	The General Meeting of Shareholders may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.

2.	The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders shall appoint other Persons as liquidators.
ABSCHNITT 4 Jahresrechnung,Konzer n-rechnung und
                            Gewinn-verteilung

Artikel 30 Geschäftsjahr
Der Verwaltungsrat legt das Geschäftsjahr fest.
Artikel 31 Verteilung des Bilanzgewinns, Reserven

1.	Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Vorschläge.

2.	Neben der gesetzlichen Reserve können weitere Reserven geschaffen werden.

3.	Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven verbucht.
ABSCHNITT 5 Auflösung und Liquidation
Artikel 32 Auflösung und Liquidation
1.	Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.

2.	Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.

3.	The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

4.	Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid in, unless these Articles of Association provide otherwise.
SECTION 6 Announcements, Communications
Article 33 Announcements, Communications
1.	The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

2.	To the extent that individual notification is not required by law, stock exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient recorded in the share register. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

SECTION 7 Original Language
Article 34 Original Language
In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.
3.	Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften.

4.	Nach erfolgter Tilgung der Schulden wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit diese Statuten nichts anderes vorsehen.
ABSCHNITT 6 Bekannt-machungen, Mitteilungen
Artikel 33 Bekanntmachungen, Mitteilungen
1.	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.

2.	Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre werden auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers geschickt. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und als solches im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.
ABSCHNITT 7 Verbindlicher Originaltext
Artikel 34 Verbindlicher Originaltext
Falls sich zwischen der deutschen und englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.

SECTION 8 Definitions
Article 35

1.	CO

The term CO has the meaning assigned to it in Article 14 para. 1. To the extent the CO is amended, references herein to the articles or provisions of the CO shall be deemed to be references to the relevant replacement or amended provisions of the CO.

2.	Company

The term Company has the meaning assigned to it in Article 1.

3.	Person

Person means any individual, company, corporation, limited liability company, partnership, unincorporated association or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the Company, such syndicate or group shall be deemed a “Person” for the purposes of this definition.

4.	Rights

The term Rights has the meaning assigned to it in Article 6 para. 1.

5.	Rights-Bearing Obligations

The term Rights-Bearing Obligations has the meaning assigned to it in Article 6 para. 1.

6.	SEC
ABSCHNITT 8 DEFINITIONEN
Artikel 35
1.	OR

Der Begriff OR hat die in Artikel 14 Abs. 1 aufgeführte Bedeutung. Im Fall von Revisionen des OR gelten die hierin enthaltenen Bezugnahmen zu Bestimmungen des OR als Bezugnahmen auf die Ersatzbestimmungen oder geänderten Bestimmungen des OR.

2.	Gesellschaft

Der Begriff Gesellschaft hat die in Artikel 1 aufgeführte Bedeutung.

3.	Person

Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger. Wenn zwei oder mehr Personen als Personengesellschaft, Kommanditgesellschaft, Syndikat oder andere Gruppe mit dem Zweck des Erwerbs, des Haltens oder der Zurverfügungstellung von Sicherheiten der Gesellschaft handeln, soll ein solches Syndikat als “Person” im Sinne dieser Definition gelten.

4.	Rechte

Der Begriff Rechte hat die in Artikel 6 Abs. 1 aufgeführte Bedeutung.

5.	Mit Rechten verbundenen Obligationen

Der Begriff mit Rechten verbundenen Obligationen hat die in Artikel 6 Abs. 1 aufgeführte Bedeutung.

6.	SEC

The term SEC has the meaning assigned to it in Article 12 para. 2.

7.	Share(s)

The term Share(s) has the meaning assigned to it in Article 4.

8.	Transfer Agent

The term Transfer Agent has the meaning assigned to it in Article 8 para. 3.
SECTION 9 Transitional Provisions
Article 36 Contribution in Kind
The Company acquires, in connection with the capital increase of February 26, 2009, and in accordance with the order issued by the Supreme Court of Bermuda on February 20, 2009 sanctioning the scheme of arrangement of February 17, 2009 between Weatherford International Ltd., an exempted company with limited liability under the laws of Bermuda with registered office in Bermuda and listed on the New York Stock Exchange (Weatherford Bermuda), and its shareholders, as approved by the shareholders of Weatherford Bermuda (the Scheme of Arrangement), in relation with an agreement dated December 10, 2008, all of the 728,782,425 common shares of Weatherford Bermuda, which have a total value of CHF 7,922,062,403.82. As consideration for this contribution, the Company issues to a nominee, acting on behalf and for the account of the holders of common shares of Weatherford Bermuda, a total of 728,782,425 Shares with a total par value of CHF 845,387,613. The difference between the aggregate par value of the issued Shares and the total value of the contribution, in the amount of CHF 7,076,674,790.82, is allocated to the reserves of the Company.
Der Begriff SEC hat die in Artikel 12 Abs. 2 aufgeführte Bedeutung.

7.	Aktie(n)

Der Begriff Aktie(n) hat die in Artikel 4 aufgeführte Bedeutung.

8.	Transfer Agent

Der Begriff Transfer Agent hat die in Artikel 8 Abs. 3 aufgeführte Bedeutung.
ABSCHNITT 9 Übergangs-bestimmungen
Artikel 36 Sacheinlage
Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 26. Februar 2009 gemäss einem Vertrag von 10. Dezember 2008 in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 20. Februar 2009 zum Umstrukturierungsplan (“scheme of arrangement”) vom 17. Februar 2009 zwischen der Weatherford International Ltd., einer Gesellschaft mit beschränkter Haftung gemäss Bermuda Recht mit Sitz in Bermuda und Kotierung am New York Stock Exchange (Weatherford Bermuda), und ihren Aktionären, der von den Aktionären der Weatherford Bermuda genehmigt wurde (der Plan), alle 728’782’425 Aktien der Weatherford Bermuda, welche einen Wert von insgesamt CHF 7’922’062’403.82 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft einem Umtauschagenten (“nominee”), handelnd für und auf Rechnung der Aktionäre der Weatherford Bermuda insgesamt 728’782’425 voll einbezahlte Aktien mit einem Nennwert von insgesamt CHF 845’387’613 aus. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Aktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 7’076’674’790.82 den Reserven der Gesellschaft zu.

Article 37 Additional Contribution in Kind
The Company acquires, in the context of the increase of the share capital by CHF 28,220,486.96, from currently CHF 845,487,611.96 to new CHF 873,708,098.92 , on 27 July 2009, from Novy Investments Limited, Nicosia, Cyprus the contributions mentioned below, in consideration for the issuance of the amount of fully paid-in new registered shares of the Company as indicated below:
1)	Eight thousand three hundred and forty nine (8,349) ordinary registered non-documentary shares with a nominal value of one (1) RUR each, the state registration number of the share issue 1-01-00474-N, comprising 100% of the issued and outstanding shares of capital stock of “CJSC “Nizhnevartovskburneft””, a closed joint stock company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1028600940610) and having its registered address at 60 let Oktjabrja street, 20a, Pribrezhnaya zone, Nizhnevartovsk city, Khanti-Mansiysky autonomous district — Yugra, Tyumen region, Russian Federation, 628606, with an entire charter capital being equal to 8,349 RUR (“CJSC “NvBN”” or “CJSC “Nizhnevartovskburneft””), for a transfer price of CHF 18,907,011.36, wherefore 937,650 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 1,087,674, are issued to the contributor;

2)	Six hundred ninety six (696) ordinary registered non-documentary shares with a nominal value of one thousand (1,000) RUR each, the state registration number of the share issue 1-01-01066-P, comprising 100% of the is-
Artikel 37 Zusätzliche Sacheinlage
Die Gesellschaft übernimmt bei der Erhöhung des Aktienkapitals von bisher CHF 845’487’611.96 um CHF 28’220’486.96 auf neu CHF 873’708’098.92 vom 27. Juli 2009 von Novy Investments Limited, Nikosia, Zypern, die nachfolgend genannten Beteiligungen gegen Neuausgabe der jeweils genannten Anzahl voll liberierter Namenaktien der Gesellschaft:
1)	8’349 ordentliche unverbrieftete Namenaktien mit einem Nennwert von je RUR 1, mit Staatsregistrierungsnummer von Aktienausgabe 1-01-00474-N, entsprechend alle Stammaktien der CJSC “Nizhnevartovskburneft”, eine Gesellschaft nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1028600940610), mit Geschäftsadresse in 60 let Oktjabrja Strasse, 20a Pribrezhnaya Zone, Nizhnevartovsk Stadt, Khanti-Mansiysky autonomer Distrikt — Yugra, Tyumen Region, Russische Föderation, 628606, mit einem Kapital im Wert von insgesamt RUR 8’349 (“CJSC “NvBN”” or “CJSC Nizhnevartovskburneft”) und zum Preis von insgesamt CHF 18’907’011.36, wofür der Sacheinlegerin 937’650 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 1’087’674, ausgegeben werden;

2)	696 ordentliche unverbrieftete Namenaktien mit einem Nennwert von je RUR 1’000, mit Staatsregistrierungsnummer von Aktienausgabe 1-01-01066-P, entsprechend alle Stammaktien der sued and outstanding shares of capital stock of “CJSC “Orenburgburneft””, a closed joint stock company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1025600575703) and having its registered address at Magistralnaya street, 14, Buzuluk city, Orenburg region, Russian Federation, 461040, with an entire charter capital being equal to 696,000 RUR (“CJSC “OBN”” or “CJSC “Orenburgburneft””), for a transfer price of CHF 56,244,714.10, wherefore 2,789,328 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 3,235,620.48, are issued to the contributor;

3)	The participation interest with a nominal value of RUR 100,952,232, comprising 100% of the charter capital of “LLC “Upravleniye po kapita-lynomu remontu skvazhin””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1025600575901) and having its registered address at Pro-myshlennaya street, 2, Buzuluk city, Orenburg region, Russian Federation, 461046, with an entire charter capital being equal to 100,952,232 RUR (“LLC “UKRS”” or “LLC “Uprav-leniye po kapitalynomu remontu skvazhin””), for a transfer price of CHF 3,877,847.89, wherefore 192,313 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 223,083.08, are issued to the contributor;

4)	The participation interest with a nominal value of RUR 49,584,467, comprising 100% of the charter capital of “LLC “Specializirovannoe tam-ponazhnoe upravleniye””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1025600575725) and
CJSC “Orenburgburneft”, eine Gesellschaft nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1025600575703), mit Geschäftsadresse in Magistralnaya Strasse, 14, Buzuluk Stadt, Orenburg Region, Russische Föderation, 461040, mit einem Kapital im Wert von insgesamt RUR 696’000 (“CJSC “OBN”” or “CJSC “Orenburgburneft””) und zum Preis von insgesamt CHF 56’244’714.10, wofür der Sacheinlegerin 2’789’328 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 3’235’620.48, ausgegeben werden;

3)	Die Kapitalbeteiligung an der LLC “Upravleniye po kapitalynomu remontu skvazhin” mit einem Nennwert von RUR 100’952’232, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN)1025600575901), mit Geschäftsadresse in Promyshlennaya Strasse, 2, Buzuluk Stadt, Orenburg Region, Russische Föderation, 461046, mit einem Kapital im Wert von insgesamt RUR 100’952’232 (“LLC “UKRS”” or “LLC “Upravleniye po kapitalynomu remontu skvazhin””) und zum Preis von insgesamt CHF 3’877’847.89, wofür der Sacheinlegerin 192’313 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 223’083.08, ausgegeben werden;

4)	Die Kapitalbeteiligung an der LLC “Specializirovannoe tamponazhnoe upravleniye” mit einem Nennwert von RUR 49’584’467, entsprechend 100% des Kapitals , eine Gesellschaft mit beschränkter Haftung eingetragt nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1025600575725), mit Geschäftsadresse having its registered address at Mag-istralnaya street, 12, Buzuluk city, Orenburg region, Russian Federation, 461040, with an entire charter capital being equal to 49,584,467 RUR (“LLC “STU”” or “LLC “Specializirovannoe tamponazhnoe uprav-leniye””), for a transfer price of CHF 3,979,395.07, wherefore 197,349 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 228,924.84, are issued to the contributor;

5)	The participation interest with a nominal value of RUR 260,661,962, comprising 100% of the charter capital of “LLC “Orenburgskaya bu-rovaya servisnaya Kompanija””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1025602724355) and having its registered address at Chkalova street, 43 “A”, Orenburg city, Russian Federation, 460001, with an entire charter capital being equal to 260,661,962 RUR (“LLC “OBSK”” or “LLC “Orenburgskaya burovaya servisnaya Kompanija””), for a transfer price of CHF 24,871,677.90, wherefore 1,233,454 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 1,430,806.64, are issued to the contributor;

6)	The participation interest with a nominal value of RUR 50,000, comprising 100% of the charter capital of “LLC “Chernogornefteservice””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1028601868624) and having its registered address at Industrialnaya street, 97, panel No. 3, Zapadny promyishlenniy uzel, Nizhnevartovsk city, Khanti-Mansiysky autonomous district-Yugra, Tyumen region, Russian Fed-
in Magistralnaya Strasse, 12, Buzuluk Stadt, Orenburg Region, Russische Föderation, 461040, mit einem Kapital im Wert von insgesamt RUR 49’584’467 (“LLC “STU””” or “LLC “Specializirovannoe tamponazhnoe upravleniye””) und zum Preis von insgesamt CHF 3’979’395.07, wofür der Sacheinlegerin 197’349 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 228’924.84, ausgegeben werden;

5)	Die Kapitalbeteiligung an der LLC “Orenburgskaya burovaya servisnaya Kompanija” mit einem Nennwert von RUR 260’661’962, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Eintragung Nr. 1025602724355), mit Geschäftsadresse in Chkalova Strasse, 43 “A”, Orenburg Stadt, Russische Föderation, 460001, mit einem Kapital im Wert von insgesamt RUR 260’661’962 (“LLC “OBSK”” or “LLC “Orenburgskaya burovaya servisnaya Kompanija””) und zum Preis von insgesamt CHF 24’871’677.90, wofür der Sacheinlegerin 1’233’454 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 1’430’806.64, ausgegeben werden;

6)	Die Kapitalbeteiligung an der LLC “Chernogornefteservice” mit einem Nennwert von RUR 50’000, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1028601868624), mit Geschäftsadresse in Industrialnaya Strasse, 97, panel No. 3, Zapadny promyishlenniy uzel, Nizhnevartovsk Stadt, Khanti-Mansiysky autonomer Distrikt — Yugra, Tyumen Region, Russische Föderation, 628616, mit eration, 628616, with an entire charter capital being equal to 50,000 RUR (“LLC “ChNS”” or “LLC “Chernogornefteservice””), for a transfer price of CHF 14,126,551.03, where-fore 700,574 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 812,665.84, are issued to the contributor;

7)	The participation interest with a nominal value of RUR 2,631,155,000, comprising 100% of the charter capital of “LLC “Kompanija po upravleniju imuschestvennym kompleksom””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1025601805272) and having its registered address at Chkalova street, 43 “A”, Orenburg city, Russian Federation, 460001, with an entire charter capital being equal to 2,631,155,000 RUR (“LLC “KUIK” (Orenburg)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom””), for a transfer price of CHF 99,738,885.75, wherefore 4,946,322 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 5,737,733.52, are issued to the contributor;

8)	The participation interest with a nominal value of RUR 420,010,000, comprising 100% of the charter capital of “LLC “Kompanija po upravleniju imuschestvennym komplek-som””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1028601497957) and having its registered address at Sibirskaya street, 11, Nyagan city, Khanti-Mansiysky autonomous district — Yugra, Tyumen region, Russian Federation, 628183, with an entire charter capital being equal to 420,010,000 RUR (“LLC “KUIK” (Nyagan)” or “LLC “Kom-
einem Kapital im Wert von insgesamt RUR 50’000 (“LLC “ChNS”” or “LLC “Chernogornefteservice””) und zum Preis von insgesamt CHF 14’126’551.03, wofür der Sacheinlegerin 700’574 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 812’665.84, ausgegeben werden;

7)	Die Kapitalbeteiligung an der LLC “Kompanija po upravleniju imuschestvennym kompleksom” mit einem Nennwert von RUR 2’631’155’000, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation ( Haupteintragungs-Nr. (OGRN) 1025601805272), mit Geschäftsadresse in Chkalova Strasse, 43 “A”, Orenburg Stadt, Russische Föderation, 460001, mit einem Kapital im Wert von insgesamt RUR 2’631’155’000 (“LLC “KUIK” (Orenburg)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom””) und zum Preis von insgesamt CHF 99’738’885.75, wofür der Sacheinlegerin 4’946’322 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 5’737’733.52, ausgegeben werden;

8)	Die Kapitalbeteiligung an der LLC “Kompanija po upravleniju imuschestvennym kompleksom” mit einem Nennwert von RUR 420’010’000, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1028601497957), mit Geschäftsadresse in Sibirskaya Strasse, 11, Nyagan Stadt, Khanti-Mansiysky autonomer Distrikt - Yugra, Tyumen Region, Russische Föderation, 628183, mit einem Kapital im Wert von insgesamt RUR 420’010’000 (“LLC “KUIK” (Nyagan)” or “LLC “Kompanija po upravleniju panija po upravleniju imuschestven-nym kompleksom””), for a transfer price of CHF 34,285,943.95, where-fore 1,700,333 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 1,972,386.28, are issued to the contributor;

9)	The participation interest with a nominal value of RUR 4,731,978,828, comprising 100% of the charter capital of “LLC “Kompanija po uprav-leniju imuschestvennym komplek-som””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1028600940620) and having its registered address at Kuzovatkina street, 5, Zapadny promyishlenniy uzel, panel 20, Nizhnevartovsk city, Khanti-Mansiysky autonomous district — Yugra, Tyumen region, Russian Federation, 628611, with an entire charter capital being equal to 4,731,978,828 RUR (“LLC “KUIK” (Nizhnevar-tovsk)” or “LLC “Kompanija po upravleniju imuschestvennym kom-pleksom””), for a transfer price of CHF 180,399,505.16, wherefore 8,946,501 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 10,377,941.16, are issued to the contributor;

10)	The participation interest with a nominal value of RUR 10,000, comprising 100% of the charter capital of “LLC “Nizhnevartovskoe predprijatie po remontu skvazhin-1””, a limited liability company organised and existing under the laws of the Russian Federation (main state registration No. (OGRN) 1028600966932) and having its registered address at 3PS Street, 5, 12th km. of Samotlorskaya road, Severny promyishlenniy uzel, Nizhnevartovsk city, Khanti-Mansiysky autonomous district-Yugra, Tyumen region, Russian Fed-
imuschestvennym kompleksom””) und zum Preis von insgesamt CHF 34’285’943.95, wofür der Sacheinlegerin 1’700’333 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 1’972’386.28, ausgegeben werden;

9)	Die Kapitalbeteiligung an der LLC “Kompanija po upravleniju imuschestvennym kompleksom” mit einem Nennwert von RUR 4’731’978’828, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Haupteintragungs-Nr. (OGRN) 1028600940620), mit Geschäftsadresse in Kuzovatkina Strasse, 5, Zapadny promyishlenniy uzel, Panel 20, Nizhnevartovsk Stadt, Khanti-Mansiysky autonomer Distrikt — Yugra, Tyumen Region, Russische Föderation, 628611, mit einem Kapital im Wert von insgesamt RUR 4’731’978’828 (“LLC “KUIK” (Nizhnevartovsk)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom””) und zum Preis von insgesamt CHF 180’399’505.16, wofür der Sacheinlegerin 8’946’501 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 10’377’941.16, ausgegeben werden;

10)	Die Kapitalbeteiligung an der LLC “Nizhnevartovskoe predprijatie po remontu skvazhin-1” mit einem Nennwert von RUR 10’000, entsprechend 100% des Kapitals, eine Gesellschaft mit beschränkter Haftung nach dem Recht der Russischen Föderation (Eintragung Nr. 1028600966932), mit Geschäftsadresse in 3PS Strasse, 5, 12 km von Samotlorskaya Strasse, Severny promyishlenniy uzel, Nizhnevartovsk Stadt, Khanti-Mansiysky autonomer Distrikt - Yugra, Tyumen Region, Russische Föderation, 628611, mit eration, with an entire charter capital being equal to 10,000 RUR (“LLC “NPRS-1”” or “LLC “Nizhnevar-tovskoe predprijatie po remontu skvazhin-1””), for a transfer price of CHF 54,124,523.60, wherefore 2,684,182 new registered shares of the Company with a nominal value of CHF 1.16 each, i.e. with a total nominal value of CHF 3,113,651.12, are issued to the contributor.

As consideration for the contributed shares and participation interests with an aggregate total value of CHF 490,556,055.81 the contributor receives 24,328,006 fully paid-in new registered shares of the Company, with a nominal value of CHF 1.16 each and for an issue price of CHF 20.1642525 each, i.e. for an aggregate issue price of CHF 490,556,055.81. The surplus resulting from the difference between the issue price and the nominal value of the newly issued registered shares shall be credited as capital surplus (“Agio”) to the reserves of the Company.
einem Kapital im Wert von insgesamt RUR 10’000 (“LLC “NPRS-1”” or “LLC “Nizhnevartovskoe predprijatie po remontu skvazhin-1””) und zum Preis von insgesamt CHF 54’124’523.60, wofür der Sacheinlegerin 2’684’182 neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16, d.h. im Nennwert von insgesamt CHF 3’113’651.12, ausgegeben werden.

Als Gegenleistung für die eingebrachten Aktien und Kapitalbeteiligungen im Gesamtwert von CHF 490’556’055.81 erhält die Sacheinlegerin 24’328’006 voll liberierte neue Namenaktien der Gesellschaft im Nennwert von je CHF 1.16 und zum Ausgabebetrag von je CHF 20.1642525, d.h. zum Gesamtausgabebetrag von CHF 490’556’055.81. Die Differenz zwischen Ausgabepreis und Nennwert der neu auszugebenden Namenaktien wird als Agio den Reserven der Gesellschaft gutgeschrieben.